Exhibit 10.34

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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DEVELOPMENT AND SUPPLY AGREEMENT

This Development and Supply Agreement (the “Agreement”) is made and entered into as of the 1st day of August, 1999 (the “Effective Date”) by and between XCYTE THERAPIES, INC., a Delaware corporation with offices at 1124 Columbia Street. Suite 130 Seattle, Washington 98104 (hereinafter referred to as “Xcyte”), and DYNAL A.S., a Norwegian corporation, with offices at P.O. Box 158, Skøyen, N-0212 Oslo, Norway (hereinafter referred to as “Dynal”).

WITNESSETH:

WHEREAS Dynal has substantial knowledge and a proprietary position and expertise relating to research, development, manufacture and distribution of products and technology for biomagnetic separation and handling of cells, microorganisms, bacteria, proteins and nucleic acids;

WHEREAS Xcyte has substantial knowledge and a proprietary position and expertise relating to the ex vivo expansion and activation of T-cells;

WHEREAS prior to entering into this Agreement the parties executed a Letter Agreement dated October 27, 1999 (the “Letter Agreement”) whereby Xcyte paid Dynal the sum of one hundred thousand U.S. dollars (U.S.$100,000) in consideration for certain development activities conducted by Dynal prior to the Signing Date; and

WHEREAS Dynal and Xcyte wish to establish a development and supply agreement whereby Dynal will develop, manufacture and supply certain products that will incorporate certain paramagnetic particles (with and without antibodies) to be commercialized by Xcyte in one or more therapies in the Field (as such term is defined below), as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1: DEFINITIONS OF TERMS

1.1 “Affiliate” shall mean a person or entity that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, a party to this Agreement. As used in this definition, “control” means owning more than fifty percent (50%) of such an entity or party to this Agreement.

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1.2 “Antibodies” shall mean the antibodies described in the antibody specifications set forth in Attachment A hereto. The antibody specifications set forth in Attachment A may be modified from time to time by the mutual agreement of the parties (including modifications as may be appropriate to include the release criteria for Phase III) and neither party shall unreasonably withhold its consent to modifications proposed by the other party.

1.3 “Assays” shall mean the assays determined mutually by the parties (except that Xcyte shall determine the functional Assays performed and paid for by Xcyte pursuant to Section 2.8, with Dynal’s acceptance (such acceptance not to be unreasonably withheld)) and set forth in a Work Plan to be required for the completion of the work called for in such Work Plan, including all existing or to-be-developed standards, specifications, validation protocols and reports related thereto.

1.4 “Nascent Beads” shall mean any beads or paramagnetic particles that are not conjugated with antibodies or any other materials or substances or coated with any materials or substances.

1.5 “CD3x28 Beads” shall mean any paramagnetic particles or beads that are doubly conjugated with antibodies to CD3 and antibodies to CD28 and that are not conjugated with any other antibodies.

1.6 “cGMP” shall mean current Good Manufacturing Practices, as defined in 21 CFR Part 210, Part 211, Part 610 and Part 680.

1.7 “Development Phase” shall mean and refer to, as the context indicates the period during the term of this Agreement starting on the Effective Date and ending when Xcyte receives final marketing approval from the U.S. Food and Drug Administration or any successor thereto (the “FDA”) to use the Products in the Field for the first indication under this Agreement.

1.8 “DMF” shall mean a drug master file or device master file, as the context indicates (or the non-U.S. equivalent as appropriate in each country of the Territory) or any related regulatory filing.

1.9 “Dynabeads® M-450 CD3/CD28 T” shall mean the Dynabeads® M-450 CD3/CD28 beads consisting of Dynabeads® M-450 epoxy beads conjugated with the Antibodies, to be developed and manufactured pursuant to this Agreement in accordance with the Dynabeads® M-450 CD3/CD28 T Specifications.

1.10 “Dynabeads® M-450 Epoxy T” shall mean Dynabeads® M-450 epoxy beads, to be developed and manufactured pursuant to this Agreement in accordance with the Dynabeads® M-450 Epoxy T Specifications.

1.11 “Field” shall mean ex vivo expansion and/or activation of T-cells using CD3x28 Beads (whether or not in conjunction with one or more other beads, paramagnetic particles, steps or procedures) for Therapeutic Use; provided, however, that the Field shall exclude the following:

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(a) any and all uses in multiarray microfluidic chip format analyzers; and

(b) any use in process or multiarray chip format that comprises general or special applications in DNA/RNA-technology, including isolation of DNA/RNA fragments (DNA/RNA probes), peptide nucleic acids (PNA), plasmids, oligonucleotides, or any other subcellular components (Mitochondria, Endoplasmic reticulum, Golgi apparatus, etc.)

1.12 “Patents” shall mean all patents and patent applications, and all additions, divisions, continuations, continuations in-part, pipeline protection, substitutions, reissues, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

1.13 “Products” shall mean, collectively, the Dynabeads® M-450 Epoxy T and the Dynabeads® M-450 CD3/CD28 T.

1.14 “Signing Date” shall mean December 7, 1999, the date this Agreement was signed by the parties.

1.15 “Specifications” shall mean:

(i) the release criteria and specifications for the Dynabeads® M-450 Epoxy T as set forth in Attachment C hereto, and as the same may be refined and amended from time to time by Dynal (the “Dynabeads® M-450 Epoxy T Specifications”); and

(ii) the release criteria and specifications for the Dynabeads® M-450 CD3/CD28 T as set forth in draft form in Attachment D hereto, and as the same may be refined, amended and finalized in the course of the development activities under this Agreement by the mutual agreement of Dynal and Xcyte (the “Dynabeads® M-450 CD3/CD28 T Specifications”).

Neither party shall unreasonably withhold its consent to an alteration or supplementation to the Dynabeads® M-450 CD3/CD28 T Specifications.

1.16 “Territory” shall mean the world.

1.17 “Therapeutic Use” shall mean the attempt to cure, improve, mitigate, treat and/or prevent disease and/or other conditions in humans.

1.18 “Third Party” shall mean any person or entity other than a party to this Agreement or an Affiliate of a party to this Agreement.

1.19 “Work Plans” shall mean the work plans which detail the parties’ respective tasks and responsibilities with respect to the development work to be conducted during the Development Phase in connection with the Dynabeads® M-450 CD3/CD28 T under this Agreement in connection with filing and obtaining final marketing approval from the FDA in the United States as set forth in Attachment B, and as may be amended or modified from time to time, by mutual agreement of the parties. Subject to Section 2.5, neither party shall unreasonably withhold its consent to amendments or modifications of the Work Plans proposed by the other party.

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1.20 “Year” shall mean a calendar year.

SECTION 2: DEVELOPMENT PHASE AND REGULATORY FILINGS

2.1    During the Development Phase, Dynal shall use its good faith and commercially reasonable efforts to complete its responsibilities under the Work Plans in accordance with the standards and time frames stated therein and the terms and conditions of this Agreement. If Xcyte does not complete its responsibilities under the Work Plans in accordance with the standards and time frames stated therein and/or the terms and conditions of this Agreement, Dynal shall not be entitled to terminate this Agreement therefor, but Dynal shall be afforded additional time to accomplish such activity to the extent necessary to account for any such delay caused by or as a result of actions or inactions of Xcyte or its Affiliates or agents. As of the Signing Date, the Work Plans detail the development activities to be conducted through Phase I of the Development Phase, but only provide a general outline of the development activities to be conducted during Phase III of the Development Phase, and therefore, the parties shall after the Signing Date, amend the Work Plans to detail the Phase III activities during the Development Phase, as mutually agreed by the parties. The parties shall use commercially reasonable efforts to so amend the Work Plans to detail the Phase III activities by April 1, 2000.

2.2    The parties shall, promptly after the Signing Date, each designate a representative to act as a contact person for the other party and to coordinate and communicate between the parties with respect to each party’s respective development activities under this Agreement during the Development Phase. A party may change its designee at any time by written notice to the other party. During the Development Phase, each party shall prepare and provide to the other party written reports on a quarterly basis detailing its development activities and progress under the Work Plans under this Agreement, and each party shall also keep the other party generally updated on a monthly basis of its development activities and progress under this Agreement.

2.3    As part of Dynal’s activities under the Work Plans, Dynal, at its cost, shall duly file with the FDA and the regulatory agencies in the countries included in the European Union (the “EU”), and shall own, all DMFs that are to be filed in connection with the Products. With respect to countries in the Territory outside of the United States and the EU, Dynal shall, at Xcyte’s cost, if and as requested by Xcyte, duly file with the regulatory agencies in such countries, and shall own, all DMFs for the Products. During the term of this Agreement and after the term of this Agreement upon non-renewal of this Agreement or termination of this Agreement pursuant to Section 8.3 by Xcyte, Xcyte shall have the right to cross-reference all DMFs filed during the term of this Agreement by Dynal in the Territory as necessary to enable Xcyte to obtain or maintain marketing approval for use of the Products in the Field. Xcyte or its Antibody suppliers shall duly file with the FDA and the applicable regulatory agencies in the Territory outside the United States and shall own all regulatory filings for the Antibodies. If Xcyte makes any regulatory filings in the Territory relating to the Products and/or their use in the Field, Dynal shall have the right to cross-reference such regulatory filings in the Territory as necessary in connection with Dynal’s obligations under this Agreement, including with respect to accomplishing activities under the Work Plans, making DMF filings for the Products and manufacturing and supplying the Products to Xcyte under this Agreement. If a regulatory agency in the Territory will not grant marketing approval to Xcyte for use of the Products in the Field based upon a cross-reference to a DMF for the Products made by Dynal or its agent for the Field, and requires that Xcyte submit the information that is (or if not yet filed in such country, would be) included in Dynal’s DMF for the Products in such country for the Field, Dynal shall provide the information that is (or if not yet filed in such country, would be) included in Dynal’s DMF for the Products for the Field solely for Xcyte to include such information in its filing to the regulatory agency to obtain marketing approval for use of the Products in the Field in such country and for no other use or purpose; provided that Xcyte provides Dynal with written confirmation from the regulatory agency in such country that the regulatory agency will not allow a cross-reference to Dynal’s DMF for the Product, and requires the information that is (or if not yet filed in such country, would be) included in Dynal’s DMF for the Products.

2.4    In order to fund Dynal’s work directed toward the accomplishment of the development activities under the Work Plans as well as for activities undertaken by Dynal prior to the Signing Date, Xcyte shall make the following non-creditable and non-refundable milestone payments to Dynal as follows:

(i) Xcyte shall pay to Dynal five hundred thousand U.S. dollars (U.S.$500,000), one hundred thousand U.S. dollars (U.S.$100,000) of which was paid by Xcyte to Dynal prior to the Signing Date pursuant to the Letter Agreement, and the remaining four hundred thousand U.S. dollar (U.S.$400,000) of which shall be paid to Dynal on January 3, 2000 (“Milestone Payment 1”);

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(ii) When [*] Xcyte shall pay to Dynal five hundred thousand U.S. dollars (U.S.$ 500,000) (“Milestone Payment 2”) (Dynal shall have no obligation to [*] prior to receiving Milestone Payment 2 from Xcyte);

(iii) On and as of April 1, 2000, Xcyte shall be obligated to pay Dynal one million U.S. dollars (U.S.$ 1,000,000), five hundred thousand U.S. dollars (U.S.$500,000) of which (“Milestone Payment 3”) shall be paid to Dynal on April 1, 2000 and the five hundred thousand U.S. dollar (U.S.$500,000) balance of which (“Milestone Payment 4”) shall be paid to Dynal on October 1, 2000;

(iv) When [*] Xcyte shall pay to Dynal five hundred thousand U.S. dollars (U.S.$ 500,000) (“Milestone Payment 5”) (Dynal shall have no obligation to [*] prior to receiving Milestone Payment 5 from Xcyte); and

(v) When (a) the [*] (Xcyte shall notify Dynal when to commence the production of such [*]); and (b) Dynal has [*] Xcyte shall pay to Dynal five hundred thousand U.S. dollars (U.S.$ 500,000) (“Milestone Payment 6”) (Dynal shall have no obligation to [*] prior to receiving Milestone Payment 6 from Xcyte).

The milestone payments set forth in this Section 2.4 shall be paid by Xcyte by wire transfer to an account designated by Dynal.

2.5 Notwithstanding anything contained in this Agreement, in no event shall Dynal be obligated to perform any activities under this Agreement that would require efforts or expenditures in excess of the scope reasonably contemplated by the parties as of the Signing Date, as reflected from time to time in Work Plans, to complete the development of the Dynabeads® M-450 CD3/CD28 T Product during the Development Phase in connection with obtaining marketing approval from the FDA to use the Products in the Field for the first indication under this Agreement, and as contemplated to make the regulatory filings pursuant to Section 2.3.

2.6 Xcyte shall, at its discretion and at its expense, apply for marketing approval in the United States and in the other countries in the Territory, as determined by Xcyte, and shall conduct and control all Phase I, Phase II (or Phase I/II), and Phase III clinical trials in the Field using the Products as Xcyte considers necessary and appropriate, in light of applicable regulatory requirements and the results obtained to date. Except as otherwise expressly set forth in this Agreement, including Sections 2.3 and 6, Xcyte shall own all clinical protocols, all results of such clinical tests, all other clinical data required for regulatory submissions and approvals, all such regulatory filings, and any and all regulatory approvals.

2.7 Dynal shall inform Xcyte of any amendments to the Dynabeads® M-450 Epoxy T Specifications.

2.8 Xcyte shall own any and all proprietary rights relating to the functional Assays, provided that Xcyte shall develop the functional Assays (including the inter-lab validation of the functional Assays) and shall pay for all costs and expenses associated therewith.

SECTION 3: SUPPLY AND DISTRIBUTION

3.1 During the term of this Agreement, and subject to the terms and conditions set forth herein, (a) Xcyte shall, as ordered by Dynal, supply Dynal with the Antibodies, at Xcyte’s

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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cost, for use by Dynal solely for use in the production of the Dynabeads® M-450 CD3/CD28 T in accordance with the specifications for the Antibodies set forth in Attachment A and the Specifications; and (b) Dynal, subject to Xcyte’s obligation to supply Antibodies to Dynal, shall supply to Xcyte, and Xcyte shall purchase from Dynal, all of Xcyte’s and its Affiliates’ requirements (i) for Dynabeads® M-450 CD3/CD28 T for use in clinical trials and other product research, development, certification or regulatory activities conducted in connection with either or both of the Products in the Field in the Territory; and (ii) for Dynabeads® M-450 CD3/CD28 T for use, marketing, distribution, sale and import by Xcyte and its Affiliates in the Field in the Territory; and (iii) to be held in reasonable inventories associated with any of the foregoing.

3.2 During the term of this Agreement, Dynal shall supply to Xcyte, and Xcyte shall purchase from Dynal, all of Xcyte’s and its Affiliates’ requirements (a) for Dynabeads® M-450 Epoxy T for use in clinical trials and other product research, development, certification or regulatory activities conducted in connection with either or both of the Products in connection with the Dynabeads® M-450 CD3/CD28 T in the Field in the Territory; (b) for Dynabeads® M450 Epoxy T for use, marketing, distribution, sale, and import by Xcyte and its Affiliates in connection with the Dynabeads® M-450 CD3/CD28 T in the Field in the Territory; and (c) to be held in reasonable inventories associated with any of the foregoing. For the avoidance of doubt, to the extent that Dynal has to conduct any development activities with respect to the Dynabeads® M-450 Epoxy T, Dynal shall ensure that it conducts such activities in a timely manner so that it will be able to supply Xcyte the Dynabeads® M-450 Epoxy T Product when it supplies Xcyte the Dynabeads® M-450 CD3/CD28 T Product, as provided under this Agreement.

3.3 Xcyte shall ensure that any Products to be sold or otherwise distributed by Xcyte or its Affiliates or any of their distributors, licensees or agents, for use in the Field shall be appropriately labeled to state that the use thereof is limited to use solely within the Field. If either party becomes aware that Products are being used outside the Field or outside the Territory, it shall promptly notify the other party hereto. Xcyte shall and shall ensure that its Affiliates and each of their distributors, licensees and agents shall, use its reasonable commercial efforts to preserve the quality of the Products and shall act in accordance with any applicable quality control guidelines for the Products provided to Xcyte by Dynal.

3.4 Xcyte shall not, and shall ensure that its Affiliates and that their respective distributors, licensees and agents shall not, sell or use any Products or perform any treatments utilizing the Products not in compliance with applicable laws, regulations and orders. If either party becomes aware that Products are being used, or that treatments are being performed using the Products, not in compliance with applicable laws, regulations and orders, it shall promptly notify the other party hereto.

3.5 Xcyte shall, and shall ensure that its Affiliates and/or its and its Affiliates’ distributors, licensees and agents shall, only sell and distribute the Products for use in the Field in the Territory pursuant to the terms and conditions of this Agreement, and in doing so neither Xcyte nor its Affiliates shall use or sell or otherwise distribute, and shall ensure that their respective distributors, licensees and agents shall not use or sell or otherwise distribute, the

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Dynabeads® M-450 Epoxy T for any use except in connection with the Dynabeads® M-450 CD3/CD28 T and only in the Field. Xcyte shall remain primarily liable and responsible for the performance and observance of all of its and its Affiliates’ and each of their consultants, distributors’ and licensees’ and agents’ duties and obligations in accordance with the terms and conditions of this Agreement. Any agreement between Xcyte and any of its Affiliates or any of their consultants, distributors, licensees or agents shall be consistent with the terms and conditions of this Agreement and shall include appropriate obligations of confidentiality and a limitation to use of the Products solely within the Field.

3.6 During the term of this Agreement, Xcyte shall purchase all of its requirements for CD3x28 Beads and Nascent Beads for use in the Field; however, if Xcyte must substitute another CD3x28 Bead for the Dynabeads® M-450 CD3/CD28 T and/or another Nascent Bead for the Dynabeads® M-450 Epoxy T for medical (e.g., adverse medical reaction arising from use of the Dynabeads® M-450 CD3/CD28 T Product and/or the Dynabeads® M-450 Epoxy T Product) or regulatory (e.g., rejection of the Dynabeads® M-450 CD3/CD28 T Product and/or the Dynabeads® M-450 Epoxy T Product by a regulatory agency) reasons for use in the Field in any country or countries of the Territory, Xcyte shall promptly notify Dynal and provide Dynal with sufficient information and documentation to evidence the medical and/or regulatory reason or reasons that require Xcyte to substitute the Dynabeads® M-450 CD3/CD28 I Product and/or the Dynabeads® M-450 Epoxy T Product. After such notice and provision of information and documentation have been provided to Dynal by Xcyte, the parties shall discuss in good faith what would be an acceptable substitute CD3x28 Bead and/or substitute Nascent Bead, and after the parties mutually identify, or a party identifies, in writing, an acceptable substitute, unless Dynal notifies Xcyte in writing that it does not wish (as determined by Dynal in its sole discretion) to supply Xcyte with the substitute CD3x28 Bead and/or substitute Nascent Bead, the parties shall negotiate in good faith the terms and conditions of a development and/or supply agreement for the substitute CD3x28 Bead and/or substitute Nascent Bead for such country or countries upon commercially reasonable terms and conditions (subject to the limitations on Dynal’s obligations set forth in Section 2.5). If the parties do not execute a full agreement which covers such development and/or supply arrangement within one hundred and twenty (120) days of commencing such good faith negotiations, Xcyte may obtain the substitute CD3x28 Bead and/or the substitute Nascent Bead from a Third Party; provided that Xcyte may not offer terms or conditions to any such Third Party which are more favorable in the aggregate to those offered to Dynal hereunder, unless such new terms and conditions have first been offered to Dynal and Dynal has not accepted such terms and conditions (or terms and conditions substantially similar thereto) in writing within sixty (60) days of such offer by Xcyte. If Dynal notifies Xcyte in writing at any time during the discussions or negotiations set forth in this Section above that it does not wish to supply Xcyte with the substitute CD3x28 Bead and/or substitute Nascent Bead as provided in this Section above, Xcyte may obtain the substitute CD3x28 Bead and/or the substitute Nascent Bead from a Third Party.

3.7 In the event that Xcyte plans to acquire, use, develop, sell or distribute any beads or paramagnetic particles (other than the Products, CD3x28 Beads and Nascent Beads) for use in the Field in addition to either or both of the Products, Xcyte shall promptly notify Dynal detailing the beads or paramagnetic particles that Xcyte requires and thereafter the parties shall in good

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faith attempt to negotiate the terms and conditions of a development and/or supply agreement for such beads and/or paramagnetic particles for the Territory. If the parties do not execute an agreement which covers such development and/or supply arrangement within ninety (90) days of commencing such good faith negotiations, Xcyte may obtain such beads or paramagnetic particles from a Third Party.

3.8 Notwithstanding anything contained in this Agreement, if Xcyte undergoes a change of control during the Development Phase, such that Xcyte is directly or indirectly controlled by any person or entity that derives at least fifty percent (50%) of its revenue from the development and/or manufacture of beads and/or paramagnetic particles, Xcyte hereby agrees that it shall not, and hereby agrees to ensure that any such person or entity shall not, until the non-renewal of this Agreement or three (3) years after such change of control (whichever occurs first), disclose to such person or entity any information relating to the Products, or supply any Products to such person or entity. Notwithstanding anything contained in this Agreement, both during and after the term of this Agreement, such person or entity shall be treated as a Third Party for all purposes of this Agreement, regardless of whether such person or entity may be an “Affiliate” of Xcyte after such change of control. As used in this clause, “change of control” means any event (whether in one or more transactions) which results in a transfer of direct or indirect ownership of more than fifty percent (50%) of the voting stock of Xcyte to a previously unaffiliated third party.

3.9 For the avoidance of doubt and without limiting either party’s development and supply obligations under this Agreement, in no event shall this Agreement restrict: [*]

SECTION 4: PRICE, PAYMENT AND DELIVERY

4.1 Dynal shall supply to Xcyte reasonable quantities of samples of the Dynabeads® M-450 Epoxy T and of the Dynabeads® M-450 CD3/CD28 T, in quantities and supply schedules as are more fully described in the Work Plans for use by Xcyte and Xcyte’s consultants during the Development Phase. During the Development Phase and prior to the point at which the Products being supplied will be used in Phase I clinical trials, the Products shall be provided by Dynal without charge to Xcyte.

4.2 Starting at the point during the Development Phase at which the Products being supplied to Xcyte by Dynal will be used in Phase I clinical trials, the initial price of Products sold to Xcyte shall be the applicable price set forth on Attachment E hereto (regardless of the concentration of beads in each vial, which concentration shall be determined by Xcyte, provided that no such concentration shall be in excess of 4 x 108 beads/ml in a 10 ml vial). All such prices are quoted FCA, Oslo, Norway (Incoterms 1990). Such prices shall not be increased until [*] and thereafter, Dynal may raise such prices no more often than [*] Anything in this Section 4.2 to the contrary notwithstanding, no annual increase shall have the effect of raising the previous year’s price by [*]

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4.3 Dynal shall deliver the Products ordered by Xcyte pursuant to this Agreement to Xcyte, FCA Oslo, Norway (Incoterms 1990). Risk of loss shall pass to Xcyte on delivery of the Products to the carrier selected by Xcyte. Dynal shall include the information as described in Attachment F with each shipment of the Products. Upon delivery of the Products to Xcyte’s carrier, Dynal shall invoice Xcyte, and Xcyte shall make payment to Dynal within thirty (30) days from the date of the invoice. Upon request by Xcyte, Dynal shall transmit invoices by facsimile or by any other means mutually agreed to by the parties. Notwithstanding the foregoing, or anything contained in this Agreement, with respect to Dynabeads® M-450 CD3/CD28 T Product ordered by Xcyte and delivered to Xcyte hereunder that is part of a batch of the Dynabeads® M-450 CD3/CD28 T produced by Dynal for Phase I clinical trials and/or other development work to be performed during such period of the Development Phase, Xcyte may make payment to Dynal for such Dynabeads® M-450 CD3/CD28 T Product so ordered by Xcyte within twelve (12) months (instead of thirty (30) days) from the date of the invoices for such Product.

4.4 Xcyte shall pay interest to Dynal on any overdue payments under this Agreement at a rate of [*] per month overdue from the date due until payment.

4.5 Dynal reserves the right to alter the payment procedures set forth in this Agreement in the event that Xcyte has previously (within the then-most recent three-month period) failed to conform to the payment provisions hereof and if and for so long as Dynal is reasonably concerned about Xcyte’s financial condition. Such alterations in payment terms shall be either a requirement of an irrevocable, confirmed letter of credit or a requirement of cash prior to delivery.

4.6 Xcyte shall not require a delivery date of earlier than ninety (90) days after the date of receipt of an order for Products by Dynal. Orders by Xcyte for Products shall be sent to Dynal at P.O. Box 158, Skøyen N-0212, Oslo, Norway, or as otherwise may be directed by Dynal from time to time. Dynal shall use its reasonable efforts to fill orders from Xcyte which are in accordance with this Section 4 by the delivery date requested by Xcyte. Dynal shall acknowledge each Xcyte purchase order in writing and notify Xcyte of the estimated delivery date. Dynal shall promptly notify Xcyte if at any time Dynal has reason to be concerned that Dynal will not be able to fill any Xcyte order on time or as estimated or agreed.

4.7 Xcyte shall, starting at the thirtieth (30th) day following the end of the Development Phase and thereafter on a quarterly basis (by March 31st, June 30th, September 30th, and December 31st) of each Year, provide to Dynal a forecast of Xcyte’s requirements for the Products for the ensuing twelve (12) month period for the Territory. The amount of Products specified for the first quarter of such twelve (12) month period shall be binding on Xcyte, and Dynal shall supply, and Xcyte shall be required to take delivery and pay for such amount of the Products. All amounts specified for succeeding quarters of a twelve (12) month period are considered a non-binding but good faith forecast.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4.8 In addition to the forecasts provided pursuant to Section 4.7, Xcyte shall provide to Dynal good faith non-binding three (3) Year forecasts for the Products for capacity and long-term manufacturing planning purposes. This three (3) Year forecast shall be provided by Xcyte to Dynal on or before the thirtieth (30th) day following the end of the Development Phase, and thereafter by August 31st of each Year, covering the succeeding three-Year period. In the event that the manufacture of the volumes of Dynabeads® M-450 CD3/CD28 T indicated by such three-Year forecast would require Dynal to make any capital expansions (including entering into any leases), the parties may meet to discuss in good faith how to proceed and whether Xcyte would be willing to commit to such forecasts if Dynal decides to make any capital expansion and/or enter into any leases (as Dynal shall decide in its sole discretion). Subject to the provisions of Section 4.10, in no event shall Dynal be required to meet any such forecast for the Dynabeads® M-450 CD3/CD28 T (beyond the levels stated therein that would not require Dynal to make such capital expansions) nor to obtain such capital expansions unless the parties agree in writing how to proceed and without Xcyte agreeing to purchase sufficient volumes of the Products and to amend this Agreement to increase the minimums set forth in Section 8.5.

4.9 All sales of Products to Xcyte shall be controlled by the terms and conditions of this Agreement and the standard terms and conditions of the business forms of the parties shall not form part of the agreement of the parties.

4.10 During the term of this Agreement, Dynal shall notwithstanding Section 4.8, fill any order (or series of orders) for any calendar quarter which are in accordance with this Article 4 and that is (or are) not in excess of one hundred twenty five percent (125%) of the volumes specified for such calendar quarter in Xcyte’s most recent good faith quarterly estimate for such calendar quarter (i.e., that was not a binding order for such calendar quarter under Section 4.7), and Dynal shall not be required to fill any order or series of orders that are for any calendar quarter in excess of one hundred twenty five percent (125%) of the volumes specified for such calendar in Xcyte’s most recent good faith quarterly estimate for such calendar quarter. However, Dynal shall nevertheless exert commercially reasonable efforts to fill all Xcyte orders and to supply all requested volumes to the extent the same may be done without extra cost to Dynal, and in doing so Dynal would not be in violation of any other agreement.

4.11 Notwithstanding anything contained herein, in no event shall Dynal be liable for any delay or failure to deliver Products for reasons beyond the control of Dynal, provided, however, that Dynal shall notify Xcyte promptly of anticipated delays and shall use all commercially reasonable efforts to fill such orders as soon as possible.

4.12 If Dynal is not able to manufacture the Products in the quantities ordered by Xcyte in accordance with the terms and conditions of this Agreement either itself or through its Affiliates, Dynal shall undertake to engage and qualify a Third Party contract manufacturer to manufacture those quantities of the Products that Dynal and/or its Affiliates are unable to supply to Xcyte, for supply to Xcyte subject to and in accordance with the terms and conditions of this Agreement (including the terms and conditions of this Agreement relating to Specifications, quality control and assurance, price, ordering, delivery, indemnities and warranties) and Xcyte shall continue to pay Dynal for the Products in accordance with Section 4. The parties recognize

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that use of such a Third Party contract manufacturer would constitute a “Major Change” as such term defined in Attachment F, and that it will be handled in accordance with and shall be governed by the requirements in that Attachment.

4.13 All payments due to Dynal under this Agreement shall be paid in full, regardless of whether Xcyte or its Affiliates or their distributors or licensees are required to withhold taxes, levies or other duties on payments made under this Agreement. If Xcyte is required to withhold taxes, levies or other duties on payments made under this Agreement, then Xcyte shall gross up such payments so that Dynal receives the payment in full regardless of any withholdings, and if Dynal obtains any credit for the amount of the withholding, such amount shall be repaid by Dynal to Xcyte when it is received by Dynal.

SECTION 5: WARRANTY AND DISCLAIMER

5.1 Dynal warrants that the Products shall conform to the Specifications upon delivery to Xcyte’s carrier, provided that in no event shall Dynal be responsible or liable for any failure of the Products to meet the Specifications as a result of defects in the Antibodies (other than any defect in the Antibodies caused solely because of a failure of Dynal or its Affiliates to act in conformity with any applicable quality control guidelines provided to Dynal by Xcyte). Xcyte shall promptly inspect the Products upon receipt and in accordance with any applicable quality control guidelines provided to Xcyte by Dynal, and shall promptly notify Dynal of any discovered failure of the Products to conform to the Specifications, but in no event later than thirty (30) days after Xcyte’s receipt of the Products. Upon request by Dynal, Xcyte shall promptly return the non-conforming Products to Dynal. Upon verification that the Products failed to comply with the Specifications upon delivery to Xcyte’s carrier other than because of defects in the Antibodies (other than any defect in the Antibodies caused solely because of a failure of Dynal or its Affiliates to act in conformity with any applicable quality control guidelines provided to Dynal by Xcyte), Xcyte shall receive, at Dynal’s sole option, a credit, refund or replacement for such non-conforming Products. In the event that Dynal decides to replace such non-conforming Products with conforming Products, Dynal shall use reasonable commercial efforts to do so within sixty (60) days of such confirmation by Dynal, and Dynal shall in such event bear the cost of delivery and risk of loss or damage to the replacement Products during delivery. Notwithstanding anything to the contrary contained in this Agreement, Dynal shall not be responsible for any Products if such Products are removed from their original vials prior to inspection by Xcyte or are modified in any manner not in conformity with any applicable quality control guidelines provided to Xcyte by Dynal, nor for any use or misuse or actions or inactions by any person or entity after delivery of the Products to Xcyte’s carrier.

THE FOREGOiNG WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND DYNAL EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH IN SECTION 10, XCYTE’S EXCLUSIVE REMEDY FOR ANY DEFECT IN THE PRODUCTS OR BREACH OF WARRANTY SHALL AT DYNAL’S OPTION BE CREDIT, REFUND OR REPLACEMENT AS SET FORTH IN THIS SECTION 5.

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EXCEPT AS SET FORTH IN SECTION 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY.

SECTION 6: INTELLECTUAL PROPERTY

6.1    Except as provided in Section 6.2, ownership of any and all inventions or other proprietary rights (“Inventions”) developed in connection with activities under or performed in connection with this Agreement, including in connection with development and acceptance testing of the Dynabeads® M-450 Epoxy T and the Dynabeads® M-450 CD3/CD28 T or during or in connection with work performed under the Work Plans, shall be determined by reference to United States laws pertaining to inventorship. For example, (a) if Inventions is developed in connection with the development activities hereunder by one (1) or more employees or consultants of each party, it shall be jointly owned (“Joint Inventions”), and if one (1) or more claims included in an issued Patent or pending Patent application which is filed in a patent office in the Territory claim such Joint Inventions such claims shall be jointly owned (“Joint Patent Rights”); and (b) if Inventions is developed in connection with development activities hereunder solely by an employee or consultant of a party, it shall be solely owned by such party, and any Patent filed claiming such solely owned Inventions shall also be solely owned by such party. Each party shall ensure that its employee and consultant inventors of Inventions developed in connection with this Agreement shall assign his/her interest in such Inventions to his/her respective party employer (e.g., Dynal or Xcyte, as the case may be), and such rights shall therefore vest in the respective party employer to whom the inventor assigns his/her rights. The parties shall discuss and consult with each other in good faith as to the filing and prosecution of any joint patent applications covering Joint Inventions, the maintenance of any ensuing Joint Patent Rights covering such Joint Inventions, and the enforcement, defense and protection of any such Joint Patent Rights.

6.2    Notwithstanding anything contained in this Agreement, including Section 6.1: (a) any Inventions, including any know-how and data relating to any Dynabeads®, including the Dynabeads® M-450 and/or coupling to Dynabeads® and/or the coating of Dynabeads®, shall be owned solely by Dynal regardless of inventorship and Xcyte shall assign any and all such rights that Xcyte and/or its Affiliates or any of their agents may have in or to any such Inventions to Dynal, and such rights shall therefore vest in Dynal; and (b) any Inventions, including any know-how and data relating to the Antibodies shall be owned solely by Xcyte regardless of inventorship and Dynal shall assign any and all such rights that Dynal and/or its Affiliates or any of their agents may have in or to any such Inventions to Xcyte, and such rights shall therefore vest in Xcyte.

6.3    This Agreement contains no grants to either party under any intellectual property of the other party, except as expressly set forth in this Agreement.

6.4    Xcyte retains all right, title and interest in and to the Antibodies delivered or to be delivered to Dynal hereunder. Unless otherwise agreed by the parties, Dynal shall not at any time

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during the term of this Agreement, divert or use any of the Antibodies for any other purpose or in support of any other product or service than the Dynabeads® M-450 CD3/CD28 T to be developed and manufactured hereunder solely for supply to Xcyte, and Dynal shall not authorize anyone else to do so.

SECTION 7: TRADEMARK, LABELING AND PACKAGING

7.1 Xcyte shall use the registered trademark “Dynabeads®” in the package inserts, labels and packaging and, to the extent appropriate, promotion and marketing materials, used in connection with the sale of the Products or the performance of the treatments using the Products, and each such package insert, label and packing and promotion and marketing materials that uses such trademark shall state: “Dynabeads® is a registered trademark of Dynal A.S., Oslo Norway, licensed to Xcyte” or equivalent language approved by Dynal. Xcyte and Dynal shall cooperate reasonably in the use by Xcyte of Dynal’s trademark, so that such use will be consistent with applicable regulations, including any concerning or affecting the designation of Xcyte as the manufacturer. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Dynal hereby grants to Xcyte a non-exclusive license to use the Dynabeads® trademark to such limited extent. The registered trademark “Dynabeads®” is and shall remain the sole and exclusive property of Dynal and all goodwill arising from the use of the Dynabeads® trademark shall enure to the benefit of Dynal. If necessary in any market to maintain Dynal’s rights in Dynal’s trademarks, Xcyte shall enter into a reasonable separate royalty-free license or registered user agreement regulating its use of the Dynal trademarks. Approval of such material by Dynal shall not be unreasonably withheld. Approval shall be deemed given in the event that Dynal does not otherwise so notify Xcyte within twenty-one (21) days after receipt of such material from Xcyte. During any periods in which Xcyte is so using any Dynal trademark(s), Xcyte shall periodically and upon reasonable request, provide Dynal with samples of any products and packages that bear, or that have been associated with, copies of all product literature, promotional material, advertising, product inserts, labeling and packaging and other printed materials that use, the “Dynabeads®” trademark, in order that Dynal may monitor the quality of products associated with such trademark(s).

7.2 The Products shall be labeled and packaged for delivery to Xcyte as provided in Attachment F.

SECTION 8: TERM AND TERMINATION

8.1 This Agreement shall come into effect on the Effective Date and unless terminated earlier as provided herein shall continue for a period often (10) years. Either party shall have the option to extend the term of this Agreement for an additional five (5) years after the initial ten (10) year term, by written notice to the other at any time at least one hundred and eighty (180) days prior to the end of the initial ten (10) year term. Following the end of the initial ten (10) year term (if it is not so renewed for an additional five (5) years), or the end of such five (5) year renewal term (if the ten (10) year initial term is so renewed), this Agreement shall be automatically renewed for successive one (1) year terms unless either party gives the other party

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written notice of termination of the term at least ninety (90) days prior to the conclusion of the then-current term, to be effective at the end of such current term.

8.2 This Agreement may be terminated by either party upon the happening of any of the following events:

(i) if the other party shall generally cease to pay debts as they come due; or

(ii) if the other party shall cease to do business, enter into liquidation, or become subject to any bankruptcy law or enter into any agreement with its creditors or commit any similar act.

8.3 If either party shall fail to perform its material obligations under this Agreement, the other party shall have the right to terminate this Agreement upon ninety (90) days written notice to the defaulting party, provided, however, that if:

(i) such default is cured within the notice period, this Agreement shall not be terminated therefor; or

(ii) such failure is a failure by Dynal to accomplish an activity under the Work Plans or an obligation under this Agreement that is the responsibility of Dynal, within the time frame established in the applicable Work Plan or otherwise under this Agreement for such accomplishment or obligation, Dynal shall be afforded additional time to accomplish such activity to the extent necessary to account for any factors beyond its reasonable control (such as, without limitation, as a result of any action or inaction of the FDA) or as a result of any delay caused by or as a result of actions or inactions of Xcyte or its Affiliates or agents.

8.4 Either party may terminate this Agreement upon written notice to the other party at any time prior to the first filing by Xcyte with the FDA for a marketing approval of the treatments and/or products utilizing the Products in the Field, if the parties mutually agree in writing that the Products cannot, for scientific, regulatory or technical reasons not due to a breach hereof by the party seeking such a termination, be developed and certified for commercial use in the Field. Neither party shall unreasonably withhold its consent to any such mutual agreement.

8.5 Dynal may terminate this Agreement upon at least one hundred and eighty (180) days advance written notice to Xcyte:

(i) if Xcyte does not order from Dynal at least [*] of Dynabeads® M-450 CD3/CD28 T (measured by the [*] pursuant to Section 4.2) prior to end of the first twelve-month period following the end of the Development Phase and Dynal gives Xcyte its notice of such termination no later than sixty (60) days following the end of such twelve (12) month period; or

(ii) if Xcyte does not order from Dynal at least [*] pursuant to Section 4.2) in any twelve (12) month period that begins after the end of the first twelve-month period described

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested to the omitted portions.

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above in clause (i) of this section and Dynal gives its notice of such termination no later than sixty (60) days following the end of such twelve (12) month period.

8.6    No termination or non-renewal of this Agreement shall extinguish any right or obligation that has accrued prior thereto, or that is a post-termination or post-non-renewal right or obligation under the terms and conditions of this Agreement, including those set forth in Section 11. Upon termination or non-renewal of this Agreement:

(i)    Xcyte shall cease all use of Dynal’s trademarks and other intellectual property rights and shall cooperate with Dynal in terminating any separate license or registered user agreement or recordal thereof; except that upon non-renewal of this Agreement or termination of this Agreement pursuant to Section 8.3 by Xcyte, Xcyte may continue to use the Dynabeads® trademark, subject to the terms and conditions of this Agreement, until the occurrence of the earlier of: (a) receipt by Xcyte of all applicable regulatory approvals to alter labeling, packaging, and promotional materials (which regulatory approvals Xcyte shall use reasonably commercial efforts to obtain as soon as possible after any such non-renewal or termination of this Agreement), and (b) one (1) year after such non-renewal or termination, and thereafter Xcyte shall cease all use of Dynal’s trademarks and other intellectual property rights and shall cooperate with Dynal in terminating any separate license or registered user agreement or recordal thereof

(ii)    all sums accrued hereunder prior to such termination or non-renewal shall become immediately due and payable; and

(iii)    Xcyte shall continue after such termination or non-renewal to have the right to cross-reference the DMFs as provided in Section 2.3.

SECTION 9: QUALITY ASSURANCE

9.1    Certain obligations and responsibilities of Dynal and Xcyte with respect to the manufacture and quality control analysis of the Products under the Agreement shall be set forth in the applicable quality assurance guidelines set forth in Attachment F.

9.2    Certain obligations and responsibilities of Dynal and Xcyte with respect to the manufacture and quality control analysis of the Antibodies under the Agreement shall be set forth in the applicable quality assurance guidelines set forth in Attachment G.

SECTION 10: WARRANTIES; INDEMNIFICATION’S; INSURANCE

10.1    Each of Xcyte and Dynal represents and warrants to the other that:

(i)    it has the full right, power and authority to enter into and perform this Agreement;

(ii) the execution and performance of this Agreement by it does not and will not violate any law or regulation, or any agreement to which it is a party or by which it is bound;

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(iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; and

(iv) it has obtained, and shall at all times during the term of this Agreement hold and comply with, all licenses, permits and authorizations necessary to perform this Agreement as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations of the United States and any applicable foreign, state, and local governments and governmental entities.

10.2 Dynal hereby indemnifies and agrees to defend and to hold Xcyte, its successors and its Affiliates and each of their employees, directors, officers and agents harmless from and against all Third Party claims, liabilities, losses and expenses (other than lost profits) (including reasonable attorneys’ fees) arising out of:

(i) the failure of the Products to meet the warranty set forth in Section 5; provided that in no event shall Dynal be responsible or liable for any failure of the Products to meet the Specifications as a result of: (a) defects in the Antibodies (other than any defect in the Antibodies caused solely because of a failure of Dynal or its Affiliates to act in conformity with any applicable quality control guidelines provided to Dynal by Xcyte) or (b) actions or inactions by any person or entity after delivery of the Products to Xcyte;

(ii) any Third Party claims for infringement or misappropriation of any intellectual property rights based on the method of manufacture or composition of the Dynabeads® included in the Product (but not for any other claims for infringement or misappropriation based on the use or sale of Dynabeads® or the Products, for which Xcyte shall indemnify and defend Dynal, its successors and its Affiliates and each of their employees, directors, officers and agents pursuant to Section 10.3) or

(iii) any breach or inaccuracy of any of Dynal’s representations or warranties made herein.

10.3 Xcyte hereby indemnifies and agrees to defend and to hold Dynal, its successors and its Affiliates and each of their employees, directors, officers and agents harmless from and against all Third Party claims, liabilities, losses and expenses (other than lost profits) (including reasonable attorneys’ fees) arising out of:

(i) the development, use, promotion, marketing, manufacture, distribution, sale or import of any of the Products and performance of treatments using any of the Products, including any actual or alleged infringement or misappropriation of any Intellectual Property of any Third Party, except for any Third Party claims expressly covered by Dynal’s indemnification of Xcyte pursuant to Section 10.2 or

(ii) any breach or inaccuracy of any of Xcyte’s representations or warranties made herein.

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10.4 Each party shall communicate to the other notice of all claims falling within the indemnity provided by the other pursuant to Sections 10.2 and 10.3, as soon as possible after their receipt. The indemnified party shall cooperate fully with the indemnifying party in defending or otherwise resolving such claims. The indemnifying party shall have full control of the defense and settlement of all litigation brought against the indemnified party arising out of such claims, provided that any settlement or voluntary consent judgment shall require the consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party, at its expense, shall be entitled to participate in such defense through its own counsel, subject to the retention of control of such defense by the indemnifying party.

10.5 Each party shall obtain and keep in force during the term of this Agreement, and for a period of three (3) years after the non-renewal or termination of this Agreement, comprehensive general liability insurance covering bodily injury and property damage in amounts of not less than [*] per year combined single limit; covering completed operations liability and contractual liability in amounts of not less than [*] and, [*] Each party shall provide written proof of the existence of such insurance to the other party upon request.

SECTION 11: CONFIDENTIALITY AND PRESS RELEASES

11.1 It is understood by both Dynal and Xcyte that misuse or disclosure of Confidential Information of the other party could irreparably harm the business of the disclosing party or that party’s Affiliates. As used herein, “Confidential Information” shall mean, subject to the exceptions set forth in Section 11.2, all confidential and proprietary information (including all other technology, know-how, data and records, whether written or oral or obtained through inspection of facilities or samples), which is obtained by a receiving party (Xcyte or Dynal, as the case may be) from a disclosing party (Xcyte or Dynal, as the case may be), where either it is identified by the disclosing party as being confidential at the time of disclosure or the circumstances of disclosure otherwise reasonably put the recipient on notice that the information or materials are treated as confidential or which receiving party should reasonably know should be treated as confidential. The parties agree:

(i) not to use such Confidential Information for any purpose other than for the purpose of this Agreement or as may otherwise be agreed by the parties in writing;

(ii) to use the same degree of care to maintain such Confidential Information in confidence as it applies to confidential information of its own of the same type, but in no event less than a reasonable standard of care, and not to disclose any portion of such Confidential Information to any person or entity other than as needed for the purposes of this Agreement;

(iii) to cause its Affiliates and each of its and its Affiliates’ employees, Affiliates, licensees and consultants (and the employees of any thereof) who are to be given access to such Confidential Information to agree to be bound by the provisions of this Section 11 or by other provisions at least as protective as those set forth in this Section 11.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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11.2 The provisions of this Section 11 shall not apply to:

(i) Information that can be demonstrated by the receiving party by credible evidence to be in the public domain at the time of disclosure.

(ii) Information that, after disclosure, can be demonstrated by the receiving party by credible evidence to have subsequently become part of the public domain other than as a consequence of a breach of this Agreement by the receiving party or its employees or agents.

(iii) Information that can be demonstrated by the receiving party by credible evidence to have been known or otherwise available to the receiving party prior to the disclosure by the disclosing party.

(iv) Information that, after disclosure, can be demonstrated by the receiving party by credible evidence to have been subsequently provided to the receiving party by a Third Party having the right to disclose such information and without obligations of confidentiality if the receiving party reasonably believes such disclosure does not violate any obligations of the Third Party to the disclosing party.

(v) Information that has been independently developed without the benefit of any reference to any disclosure hereunder from the other party.

(vi) Information that is required to be disclosed by law or regulation, provided that the party required to make such disclosure shall, to the extent practicable under such law or regulation and the circumstances, give the other party prior notice of such requirement and afford it an opportunity to seek restrictions or limitations on such disclosure.

11.3 Upon non-renewal or termination of this Agreement. the receiving party shall, upon the disclosing party’s written request, promptly return to the disclosing party, all copies of Confidential Information received from the disclosing party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts or other documents that contain any Confidential Information of the disclosing Party; except that the receiving party may retain copies of Confidential Information (including summaries, abstracts, extracts or other documents that contain any Confidential Information) received from the disclosing party if the retention of the same is necessary for regulatory purposes or is otherwise required by law or regulation, and in any event the receiving party may retain one (1) copy of Confidential Information received from the disclosing party for archival purposes.

11.4 The provisions of this Section 11 shall not terminate upon non-renewal or termination of this Agreement, but shall continue for a period of seven (7) years following the termination or non-renewal of this Agreement.

11.5 Unless otherwise agreed by the parties, the parties agree to issue, within thirty (30) days from the Signing Date, a mutually agreed upon press release. Neither party to this Agreement shall otherwise issue any press release or other publicity materials, or make any public presentation with respect to the terms or conditions of this Agreement without the prior

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written consent of the other party (such consent not to be unreasonably withheld or delayed). This restriction shall not apply to disclosures required by law or regulation, including as may be required in connection with any filings made with the Securities and Exchange Commission or similar non-U.S. regulatory authority, or by the disclosure policies of a major stock exchange; provided, however, that if reasonably possible, the party making such disclosures shall inform the other party prior to any such disclosures.

SECTION 12: DISPUTE RESOLUTION

12.1 The parties intend that they shall resolve disputes and differences regarding the performance of their respective obligations under this Agreement in a spirit of cooperation and common purpose. In cases in which that does not occur (other than as to a question relating to patent validity), any differences between the parties arising from or in connection with this Agreement shall be resolved in accordance with the procedures set forth in this Section 12.

12.2 Any dispute arising from or in connection with this Agreement during the Development Phase shall be first presented to a senior executive of each party (with each party designating its own senior executive that shall handle such dispute) for resolution. If the designated senior executives are unable to resolve the dispute within thirty (30) days, then either party may initiate arbitration pursuant to Section 12.3.

12.3 Subject to Section 12.2, any and all disputes or legal proceedings to enforce this Agreement (other than as to a question relating to patent validity and except for any action to compel arbitration hereunder or an action to enforce any award or judgment rendered thereby) or in any way related to this Agreement shall be governed by this Section 12.3. Both the agreement of the parties to arbitrate any and all claims and disputes under this Agreement as provided in this Section 12.3, and the results, determination, finding, judgment and/or award rendered through such arbitration, shall be final and binding on the parties thereto and may be specifically enforced by legal proceedings in a court having jurisdiction over the party in question. Arbitration proceedings under this Agreement shall be conducted under the auspices of the International Arbitration Rules of the American Arbitration Association (the “AAA”) in New York. Dynal shall appoint one (1) arbitrator, and Xcyte one (1) arbitrator, within a term of thirty (30) days from the date arbitration is required or invoked by the parties, and the two (2) arbitrators so appointed shall appoint the third arbitrator within a term of thirty (30) days from the date on which the later of the two (2) arbitrators have been selected, all in accordance with the rules of the AAA. If either party fails to select its arbitrator within the term mentioned above, or in the event that the two (2) selected arbitrators are unable or unwilling to select a third arbitrator within thirty (30) days, one shall be appointed in accordance with the rules of the AAA, and the three (3) arbitrators so selected shall constitute the arbitration panel for purposes of the dispute. Unless agreed otherwise by the parties, the parties shall have thirty (30) days thereafter to submit their position to the arbitrators, and the arbitrators shall be instructed and required to render their decision within thirty (30) days following completion of the arbitration. In any arbitration, the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees and the parties shall use all reasonable efforts to keep arbitration costs to a minimum.

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12.4 Notwithstanding anything in this Section 12 to the contrary, if either party shall reasonably determine the need to seek injunctive or other expedited relief in connection with this Agreement, such party may do so in a court of competent jurisdiction.

SECTION 13: OTHER PROVISIONS

13.1 This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior understandings, representations and warranties between the parties (including the Letter Agreement) are superseded by this Agreement.

13.2 None of the terms of this Agreement shall be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by the party to be bound.

13.3 Notwithstanding anything contained herein, in no event shall either party be liable for any delay or failure hereunder for reasons beyond the control of such party, provided, however, that such party shall notify the other promptly of anticipated delays and shall use all reasonable efforts to perform as soon as possible.

13.4 All notices and demands required or permitted to be given or made pursuant to this Agreement shall be deemed effective upon receipt, in English and in writing (which term shall include telecopy) addressed to the people named below and shall be personally delivered or mailed by prepaid air mail, or sent by international courier requiring signed receipt for delivery, or sent by telecopy, provided such telecopy is promptly confirmed by electronic return receipt, addressed as follows:

If to Xcyte:	If to Dynal:

Xcyte Therapies, Inc.	Dynal A.S.
1124 Columbia St., Suite 130	P.O. Box 158 Skøyen
Seattle, WA 98104	N-0212 Oslo, Norway
Telecopy: 206-262-0900	Telecopy: 011-47-22-50-7015
Attn: President, CEO	Attn: President, CEO

or to such other address or person which either party may notify the other in writing.

13.5 This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. This Agreement shall be assignable by either party (i) with the written consent of the other party, such consent not to be unreasonably withheld; or (ii) to an Affiliate; or (iii) to any successor by merger or upon sale of all or substantially all of its assets. Any attempted assignment which does not comply with the terms of this Section 13.4 shall be void.

13.6 This Agreement shall be governed by the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of

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law. The Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

13.7 The parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable by a court from which there is no appeal, or no appeal is taken, such sentence, paragraph, clause, or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic structure of this Agreement. The parties shall negotiate in good faith to substitute for any such invalid or unenforceable provision, a valid and enforceable provision that achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision. In the event the basic structure of this Agreement is altered as a result of such deletion, the parties shall renegotiate this Agreement in good faith, but should such negotiations not result in a new Agreement within ninety (90) days of the initiation of such negotiations, then this Agreement may be terminated by either party by thirty (30) days notice to the other.

13.8 The titles to sections of this Agreement are intended for the purpose of assisting the parties when working with this Agreement, and are not intended to have any effect on the interpretation of this Agreement. Where appropriate herein, singular terms shall be interpreted in the plural and plural terms interpreted as singular.

13.9 Dynal acknowledges that it is not an agent of Xcyte and has no authority to speak for, represent, or obligate Xcyte in any way, without first receiving written authorization from Xcyte. Xcyte acknowledges that it is not an agent of Dynal and has no authority to speak for, represent, or obligate Dynal in any way, without first receiving written authorization from Dynal. This Agreement does not and shall not be deemed to create any relationship of a joint venture or a partnership.

13.10 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

* * *

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

XCYTE THERAPIES, INC.		DYNAL A.S.

By:	/s/ Ronald Jay Berenson	By:	/s/ Jeff Bork

Name: Ronald Jay Berenson		Name: Jeff Bork

Title: President & CEO		Title: CEO/President

7 December 1999		7 December 1999

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Attachment List

Attachment A	The Antibodies

Attachment B	Work Plans

Attachment C	Dynabeads® M-450 Epoxy T Specifications

Attachment D	Dynabeads® M-450 CD3/CD28 T Specifications

Attachment E	Per Vial Prices

Attachment F	Quality Assurance — Products

Attachment G	Quality Assurance — Antibodies

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[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Attachment A

to

Development and Supply Agreement dated as of August 1, 1999 between

Xcyte Therapies, Inc. and Dynal A.S. (the “Agreement”)

(Terms used herein and not otherwise defined below

have the meanings defined in the Agreement)

The Antibodies

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Attachment B

to

Development and Supply Agreement dated as of August 1, 1999 between

Xcyte Therapies, Inc. and Dynal A.S. (the “Agreement”)

(Terms used herein and not otherwise defined below

have the meanings defined in the Agreement)

Work Plans

Work Plans attached hereto.

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[Attachment B-1 to B-4]

[illustrations/graphs]

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Attachment C

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Attachment D

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Attachment E

to

Development and Supply Agreement dated as of August 1, 1999 between

Xcyte Therapies, Inc. and Dynal A.S. (the “Agreement”)

(Terms used herein and not otherwise defined below

have the meanings defined in the Agreement)

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Attachment F

to

Development and Supply Agreement

dated as of August 1, 1999 between

Xcyte Therapies, Inc. and Dynal A.S. (the “Agreement”)

(Terms used herein and not otherwise defined below

have the meanings defined in the Agreement)

Quality Assurance — Products

General

The purpose of this Attachment is to detail the obligations and responsibilities of Dynal and Xcyte with respect to the manufacture and quality control analysis of the Products under this Agreement in accordance with cGMP and NS-ISO 9001:1994 from Phase III forward. The obligations and responsibilities of the parties prior to Phase III will be consistent with the product development continuum of cGMP.

Procedures

Dynal shall establish, document and maintain a quality assurance procedure system which meets cGMP and all other requirements of relevant regulatory authorities.

Raw Materials

Dynal shall be responsible for acquiring all raw materials used in the manufacture of the Products and for analyzing and confirming compliance with the respective raw materials specifications.

Manufacturing

Dynal shall be responsible for manufacturing the Products in accordance with cGMP and the Specifications and, to the extent consistent with the Specifications, Dynal’s standard manufacturing techniques and procedures. Dynal shall be responsible for performing the necessary process and method validations for the Products.

Packaging, Labeling and Storage

Dynal shall be responsible for packaging and labeling the Products in accordance with cGMP and the Specifications. Xcyte shall provide Dynal with all the information to be included on the labels of the Products except the batch specific data, and Dynal shall order such labels based upon information provided to Dynal by Xcyte. Upon receipt of the blue print labels, Dynal shall send a sample of each to Xcyte for review and final approval. If Xcyte has any revisions to such samples, Xcyte shall notify Dynal promptly of such revisions, but in no event later than twenty-one (21) days after Xcyte’s receipt of each such sample from Dynal. If Xcyte does not provide Dynal with comments within such 21-day period, Dynal shall label the Products using the form of such labels as in the sample provided to Xcyte. Xcyte shall be solely responsible for ensuring that all labels for the Products are in compliance with applicable laws and regulations.

Dynal shall store the Products in accordance with cGMP and the Specifications.

All shipment of the Products will follow the cGMP requirements regarding the (i) packaging (ii) monitoring of the shipment in terms of temperature and time (iii) documentation. Xcyte is responsible for shipment validation.

Documentation

Dynal shall include the following information with each shipment of the Products: (i) Xcyte purchase order number, (ii) part number, (iii) Dynal lot number, (iv) lot number of the Antibodies used in manufacture of the Dynabeads® M-450 CD3/CD28, and (v) a Certificate of Analysis.

All batch manufacturing records shall be stored at Dynal’s facilities. The batch manufacturing records and the Products shall be inspected prior to release by the Quality Assurance Department at Dynal. Xcyte shall have the right to inspect such records at Dynal’s site and to conduct quality assurance audits upon reasonable notice at Dynal no more than once a year unless otherwise required by law or a regulatory agency.

Dynal shall confirm and document the shelf life of the Products in accordance with cGMP and the Specifications.

Complaint Handling

Dynal shall be responsible for the accuracy, sensitivity, specificity, purity and identity of the Products and shall conduct any investigations which are necessary in connection with a third party complaint concerning the Products; provided, however, that: (i) Dynal shall not be responsible or liable for any failure of the Products to meet the Specifications as a result of defects in the Antibodies not caused by any act or omission of Dynal or its Affiliates not in conformity with cGMP or any applicable quality control guidelines provided to Dynal by Xcyte with respect to the Antibodies; and (ii) Xcyte will conduct any investigations which are necessary in connection with a third party complaint, to the extent it concerns the Antibodies. Dynal shall retain samples of the Products at its facilities in accordance with cGMP and its standard procedures in case any complaint concerning the Products should result in an investigation.

In the event that either party receives any complaint regarding the Products involving a potential patient safety or other liability issue, it shall notify the other party promptly by telephone and facsimile and discuss the situation to the extent possible within the time available. The parties shall cooperate fully with each other, to the extent possible, in effecting any follow-up and communications with the customer. With respect to all other complaints, the receiving party shall notify the other party promptly by telephone and facsimile.

Major Changes

Major Changes with respect to the Antibodies are defined in, and shall be handled as provided in, Attachment G to the Agreement. Otherwise, each party shall inform the other party in writing prior to making any “Major Changes” to the Products (as defined below), and discuss its plan to implement such Major Changes with the other party. Such notification shall be sent from the Quality Assurance Manager or Regulatory Affairs Manager of such party to the Quality Assurance Manager or Regulatory Affairs Manager of the other party. Each party shall have no more than thirty (30) days from the date of such party’s receipt of such notice to evaluate such Major Changes. Each party shall notify the other party of the time it needs to make such evaluation no later than thirty (30) days from the date it received such notice. Each party must obtain the written consent of the other party (such consent not to be unreasonably withheld or delayed) to any Major Changes prior to such party making such Major Changes to the Products.

As used herein, “Major Changes” are defined as:

•	Changes in raw material specifications.

•	Changes in production equipment.

•	Changes in production processes.

•	Changes in production scale.

•	Changes in quality control methods.

•	Changes in quality control specifications.

•	Changes in packaging and labeling.

•	Changes in storage and/or shipping requirements.

Inspection by Regulatory Agencies

Dynal shall notify Xcyte of any inspection of its facilities related to the Products by any regulatory agency, and, if it is able and has the right to do so, Dynal shall send Xcyte copies of any material written reports relating to such inspection within seven days after receipt or preparation of such reports.

Inspection by Regulatory Agencies

Xcyte shall notify Dynal, and shall require the Antibody Manufacturers to notify Xcyte, of any inspection of any of Xcyte’s or Antibody Manufacturer’s facilities related to the Antibodies by any regulatory agency, and, if it is able and has the right to do so, Xcyte shall send Dynal copies of any material written reports relating to such inspection within seven days after receipt or preparation of such reports.

EXECUTION COPY

Attachment G

to

Development and Supply Agreement dated as of August 1, 1999 between

Xcyte Therapies, inc. and Dynal A.S. (the “Agreement”)

(Terms used herein and not otherwise defined below

have the meanings defined in the Agreement)

Quality Assurance—Antibodies

General

The purpose of this Attachment is to detail the obligations and responsibilities of Dynal and Xcyte with respect to the manufacture and quality control analysis of the Antibodies from Phase Ill forward. The obligations and responsibilities of the parties prior to Phase lU will be consistent with the product development continuum of cGMP.

Xcyte will obtain the Antibodies to be used in the manufacture of the Dynabeads® M-450 CD3/CD28 from one or more suppliers of Xcyte’s choosing (the “Antibody Manufacturers”), and contract with Antibody Manufacturers for the manufacture of Antibodies in accordance with cGMP.

Procedures and Investigations

Xcyte shall require that the Antibody Manufacturers shall establish, document the Quality Assurance System which meets cGMP, including the utility, process and method validation. In the event of any third party complaint concerning the Antibodies, Xcyte shall be responsible in accordance with cGMP to require and to give the proper notifications (including without limitation all proper notice to Dynal), and to conduct any necessary investigations.

Packaging, Labeling and Storage

The Antibodies will be filled aseptically in sterile containers by the Antibody Manufacturer and labeled with the description of the Antibody, including the lot number from the Antibody Manufacturer, volume and expiry date.

Antibodies will be at all times stored under controlled, validated conditions according to the Specifications, and following the cGMP requirements.

All shipment of Antibodies (from the Manufacturer to Xcyte and from Xcyte to Dynal) will follow the cGMP requirements regarding the (i) packaging (ii) monitoring of the shipment in terms of temperature and time (iii) documentation. Xcyte is responsible for shipment validation. The Antibodies will be shipped to Dynal CIP Oslo, Norway (Incoterms 1990).

Documentation

Xcyte shall include the following documentation with each shipment of the Antibodies to Dynal: (i) description of the Antibody including the lot number from the Antibody Manufacturer and expiry date, (ii) Certificate of Analysis issued by the unit responsible for testing and compliance with Quality Control Specifications, (iii) releasing document (Certificate of Compliance) from the responsible Regulatory and/or QA Department(s), confirming the compliance with Quality Standards and Specifications.

All batch manufacturing production records shall be stored at the Antibody Manufacturers’ or their agents’ facilities. Xcyte shall require that the batch manufacturing production records and Antibodies shall be inspected prior to release by the Quality Assurance Department at Antibody Manufacturer in accordance with cGMP, and that the Antibody Manufacturers so certify. Dynal shall have the right to conduct quality assurance audits with respect to the Antibodies at Xcyte’s facilities upon reasonable notice to Xcyte, and at the Antibody Manufacturers’ facilities, in each case no more than once a year unless otherwise required by law or the FDA.

Major Changes

Xcyte shall inform Dynal in writing prior to making or authorizing any “Major Changes” (as defined below) to the Antibodies or their production or provision, and discuss its plan to implement such Major Changes with Dynal. Such notification shall be sent from the Regulatory Manager of Xcyte to the Quality Assurance Manager of Dynal. Dynal shall have no more than thirty (30) days from the date of receipt of such notice to evaluate such Major Changes and to raise any reasonable objections it may have thereto.

As used herein, “Major Changes” are defined as:

•	Changes in Antibody Manufacturer.

•	Changes in production equipment.

•	Changes in production processes.

•	Changes in quality control methods.

•	Changes in quality control specifications.

•	Changes in packaging and labeling.

•	Changes in storage and/or shipping requirements.

Inspection by Regulatory Agencies

Xcyte shall notify Dynal, and shall require the Antibody Manufacturers to notify Xcyte, of any inspection of any of Xcyte’s or Antibody Manufacturer’s facilities related to the Antibodies by any regulatory agency, and, if it is able and has the right to do so, Xcyte shall send Dynal copies of any material written reports relating to such inspection within seven days after receipt or preparation of such reports